Exhibit 5.2

September 19, 2018

Gaming and Leisure Properties, Inc.

GLP Capital, L.P.

GLP Financing II, Inc.

845 Berkshire Blvd

Wyomissing PA, 19610

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File Nos. 333-210423, 333-210423-01 and 333-210426-02) (as amended or supplemented, the “Registration Statement”) on March 28, 2016 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of, among other securities, (i) debt securities (the “Debt Securities”) of GLP Capital, L.P., a Pennsylvania limited partnership (the “Operating Partnership”), and GLP Financing II, Inc., a Delaware corporation (“Capital Corp.” and, together with the Operating Partnership, “the “Issuers”) and (ii) the guarantee of the Debt Securities (the “Guarantee”) by Gaming and Leisure Properties, Inc., a Pennsylvania corporation (the “Guarantor”). The Debt Securities and the Guarantee are collectively referred to herein as the Securities. The Registration Statement became effective upon filing with the Commission on March 28, 2016. Reference is made to our opinion letter dated March 28, 2016 and included as Exhibit 5.2 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on September 17, 2018 by the Issuers and the Guarantor with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Issuers of $750.0 million aggregate principal amount of Debt Securities in the form of 5.300% Senior Notes due 2029 (the “2029 Notes”) and $350.0 million aggregate principal amount of Debt Securities in the form of 5.250% Senior Notes due 2025 (the “2025 Notes” and, together with the 2029 Notes, the “Notes”) and the Guarantee of the 2029 Notes by the Guarantor (the “2029 Note Guarantee”) and the Guarantee of the 2025 Notes by the Guarantor (the “2025 Note Guarantee”) and, together with the 2029 Note Guarantee, the “Note Guarantees”). Reference is made to the Underwriting Agreement (the “Underwriting Agreement”), dated September 17, 2018, by and among the Issuers, the Guarantor and Merrill Lynch, Pierce, Fenner & Smith Inc., Wells Fargo Securities, LLC and J.P. Morgan Securities, LLC, as representative of the several underwriters named therein. We understand that the Notes and the Note Guarantees are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Guarantor and Capital Corp.

We refer to the Indenture, dated as of October 30, 2013, by and among the Issuers, the Guarantor and Wells Fargo Bank, National Association, as trustee (the “Trustee”) (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture (the “First Supplemental Indenture”), dated as of March 28, 2016, by and among the Issuers, the Guarantor and the Trustee and the Fifth Supplemental Indenture, dated as of May 21, 2018, by and among the Issuers, the Guarantor and the Trustee, as the “2025 Notes Indenture”. We refer to the Base Indenture, as amended and supplemented by the First Supplemental Indenture and a Supplemental Indenture, to be dated on or about September 26, 2018, by and among the Issuers, the Guarantor and the Trustee (the “2029 Series Supplemental Indenture”), as the “2029 Notes Indenture”.

The opinions set forth below are limited to the law of the State of New York and the Delaware General Corporation Law. Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “blue sky” laws, or (ii) state or federal antitrust laws. Various issues governed by Pennsylvania law are addressed in the opinion of Ballard Spahr LLP, which has been separately provided to you. We express no opinion with respect to those matters herein, and to the extent those opinions are relevant to the conclusions expressed herein, we have, with your consent, assumed such matters.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.

Upon the due execution and delivery of the 2029 Series Supplemental Indenture by each of the parties thereto and the execution, authentication and issuance of the 2029 Notes against payment therefor pursuant to the Underwriting Agreement and in accordance with the terms of the 2029 Notes Indenture, the 2029 Notes will be valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms;

2.

Upon the execution, authentication and issuance of the 2025 Notes against payment therefor pursuant to the Underwriting Agreement and in accordance with the terms of the 2025 Notes Indenture, the 2025 Notes will be valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms;

3.

Upon the due execution and delivery of the 2029 Series Supplemental Indenture by each of the parties thereto, the execution, authentication and issuance of the 2029 Notes against payment therefor pursuant to the Underwriting Agreement and in accordance with the terms of the 2029 Notes Indenture and the execution and issuance of the 2029 Note Guarantee in accordance with the terms of the 2029 Notes Indenture, the 2029 Note Guarantee will be a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms; and

4.

Upon the execution, authentication and issuance of the 2025 Notes against payment therefor pursuant to the Underwriting Agreement and in accordance with the terms of the 2025 Notes Indenture and the execution and issuance of the 2025 Note Guarantee in accordance with the terms of the 2025 Notes Indenture, the 2025 Note Guarantee will be a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity. In addition, we express no opinion on any provision of the 2029 Notes Indenture, the 2025 Notes Indenture, the Notes or the Note Guarantees relating to waivers (including, without limitation, the waiver by any party of any right to trial by jury) to the extent such waivers may be held unenforceable, or as to the validity, binding effect and enforceability of provisions in the 2029 Notes Indenture, the 2025 Notes Indenture, the Notes or the Note Guarantees relating to the choice of forum for resolving disputes.

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Guarantor’s Current Report on Form 8-K to be filed on September 19, 2018, which will be incorporated by reference into the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP

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